Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Provides Business Update

Announces Preliminary 2012 Financial Results and 2013 Financial Guidance

•  Submits sNDA for expanded indication for Feraheme® (ferumoxytol)

•  Achieves 14% growth in fourth quarter 2012 U.S. Feraheme product revenues, compared to fourth quarter of 2011

•  Ends 2012 with approximately $227 million in cash and investments

LEXINGTON, MA (January 6, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced a business update, including preliminary fourth quarter 2012 financial results and its outlook for 2013. The company will present further details at the 31st Annual J.P. Morgan Healthcare Conference in San Francisco on Wednesday, January 9, 2013 at 8:30 a.m. Pacific time.

“AMAG turned a corner in 2012, achieving all of our commercial and development milestones for the year, which together have placed Feraheme on a path to realize its full potential, both in the U.S. and abroad,” stated William Heiden, president and chief executive officer of AMAG. “Additionally, we believe, that the more efficient cost structure that we established in 2012, coupled with continued top-line growth, will help drive our company to profitability.”

Business Highlights and Estimated 2012 Financial Results (unaudited)

•                  AMAG expects to report 2012 full year financial results in line with previous guidance, which was positively updated over the course of the year. The company ended 2012 with approximately $227 million in cash and investments.

•                  For the fourth quarter of 2012, AMAG expects total revenues of between $21.1 million and $21.5 million, including between $14.4 million and $14.8 million of net U.S. Feraheme product revenues. The approximate 14% growth in U.S. net product revenues, compared to the fourth quarter of 2011, was driven by increased volume and an improving net effective price per gram for Feraheme.

•                  Total operating expenses, excluding cost of goods sold, for the fourth quarter of 2012 are expected to be between $21.0 million and $22.5 million, approximately 31% lower than the fourth quarter of 2011.

•                  AMAG sold approximately 110,000 grams of Feraheme in the U.S. in 2012, representing record demand and more than 17% volume growth over 2011.

•                  During the fourth quarter of 2012, AMAG’s partner, Takeda Pharmaceutical Company Limited, launched ferumoxytol in Canada, under the brand name Feraheme, and in several European countries as Rienso® (ferumoxytol). During 2012, AMAG received $33 million in milestone payments related to ex-U.S. approvals and launches, $18 million of which it received in the fourth quarter. Additionally, during the fourth quarter of 2012, AMAG realized its first revenues from royalties and product sales in these regions.

•                  AMAG submitted a supplemental new drug application (sNDA) for Feraheme to the U.S. Food and Drug Administration (FDA) in December 2012. The company is seeking to expand the label for Feraheme to include all patients with iron deficiency anemia, regardless of the underlying cause, who have failed or could not tolerate oral iron.  The company believes that regulatory approval from the FDA for this broader patient population would double the market opportunity in the U.S. for Feraheme.

2013 Financial Outlook

“As we look to 2013, we plan to deliver accelerating revenue growth, driven by both greater volume and increasing net revenue realized per gram of Feraheme sold,” Heiden stated. “While we will continue to operate as efficiently as possible, we do plan to make strategic investments over the course of 2013 to maximize the commercial potential of Feraheme and to ensure that we are positioned for success in the broader IV iron market, in anticipation of potential regulatory approval for the expanded IDA indication late in the year.”

The company expects to achieve the following in 2013:

•                  Total revenues of between $73 million and $77 million, including:

•                  Feraheme U.S. net product revenues of between $63 million and $67 million, driven by a combination of price and double-digit volume growth;

•                  Royalties and product sales related to ex-U.S. sales of Feraheme/Rienso and recognition of milestones of approximately $10 million;

•                  Cost of goods sold (COGS) of between 14% and 18% of net product sales;

•                  Total operating expenses, excluding COGS, of between $78 million and $82 million, representing an approximate 10% reduction from 2012. The reduced operating expenses in 2013 will be driven by decreased clinical trial costs, offset in part by new investments in a lower-cost production process and pre-launch investments to support a potential expansion to Feraheme’s label. The company expects:

•                  Research and development expenses of between $24 million and $27 million, representing an approximate 27% reduction from 2012;

•                  Selling, general and administrative expenses of between $54 million and $57 million, representing an approximate 2% increase from 2012; and

•                  A 2013 year-end cash and investments balance of between $206 million and $211 million, not including the impact of business development transactions.

“AMAG is a different company than it was just 12 months ago — I believe that we are now in a stronger position, both commercially and financially. Feraheme is a on a solid growth trajectory and we are now ready to add additional commercial products to our portfolio to leverage these strengths,” concluded Heiden.

Webcast Information

A live audio webcast of the company’s presentation and the following breakout session, along with the accompanying slide presentation at the 31st Annual J.P. Morgan Healthcare Conference will be accessible through the Investors section of the company’s website at www.amagpharma.com on

January 9, 2013 at 8:30 a.m. P.T. (11:30 a.m. E.T.).  Following the conference, the webcast will be archived on the AMAG Pharmaceuticals, Inc. website until February 9, 2013.

About Iron Deficiency Anemia

More than 4 million Americans have IDA; 1.6 million of whom are estimated to have CKD, while the other 2.4 million suffer from anemia due to other causes.(1)  For these patients with anemia due to other causes, the underlying diseases or issues causing IDA include abnormal uterine bleeding, gastrointestinal disorders, inflammatory diseases and chemotherapy-induced anemia.  Many IDA patients fail treatment with oral iron due to intolerability or side effects.(2)

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that manufactures and markets Feraheme® (ferumoxytol) Injection for Intravenous (IV) use in the United States.  Along with driving organic growth of its lead product, AMAG intends to expand its portfolio with additional commercial-stage specialty pharmaceuticals. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

About Feraheme® (ferumoxytol)/Rienso

In the United States, Feraheme (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol received marketing approval in Canada in December 2011, where it is marketed by Takeda as Feraheme, and in the European Union in June 2012 and Switzerland in August 2012, where it is marketed by Takeda as Rienso®. For additional product information, please visit www.feraheme.com.

Feraheme ® (ferumoxytol) Injection for Intravenous (IV) is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Serious adverse reactions of clinically significant hypotension have been reported. In the post-marketing setting, life-threatening anaphylactic type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness and other safety events have been reported in patients being treated with Feraheme. In clinical trials, the most commonly occurring adverse reactions for Feraheme-treated patients were nausea, dizziness, hypotension, peripheral edema, headache, edema and vomiting. A full list of adverse events can be found in the full prescribing information for Feraheme.

(1)  U.S. Census; U.S. Renal Data System, USRDS 2010 Annual Data Report: Atlas of Chronic Kidney Disease and End-Stage Renal Disease in the United States, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2010: 41-42; Fishbane, S. et al. Iron Indices in CKD in the NHANES 1998-2004. Clin J Am Soc Nephrol. 2009 January; 4(1): 57—61.

(2)  Barton, James et al. Intravenous iron dextran therapy in patients with iron deficiency and normal renal function who failed to respond to or did not tolerate oral iron supplementation. Am J Medicine. 2000; 109: 27-32.

For full prescribing information, please visit www.feraheme.com.

Forward-looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our presentation at the 31st Annual J.P. Morgan Healthcare Conference; the market for Feraheme and our future profitability; our estimates of fourth quarter 2012 total revenues, Feraheme net product revenues, operating expenses and cost of goods sold; our efforts and expectations regarding our supplemental new drug application for Feraheme; revenue growth and plans for strategic investments, including the addition of commercial products to our portfolio; our expectations regarding Feraheme provider demand trends and the effective price per gram for Feraheme; our expected 2013 Feraheme product revenue; our expected 2013 operating expenses and cost of goods sold; our expected 2013 year-end cash and investments balance; potential Feraheme milestone or royalty payments; and our plans to expand the reach of Feraheme to new indications and geographic territories are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme/Rienso in the broader IDA indication both in the US and outside of the US, including the EU, (3) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso, (4) uncertainties regarding the manufacture of Feraheme/Rienso, (5) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (6) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, and (7) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

Rienso is a registered trademark of Takeda Pharmaceutical Company Limited.

AMAG Pharmaceuticals, Inc. Contact

Amy Sullivan, 617-498-3303

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